Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 169535
PROSPECTUS SUPPLEMENT 4
(To Prospectus dated December 6, 2011)

Cole Real Estate Income Strategy (Daily NAV), Inc.

The following is a list of the net asset value (“NAV”) per share of Cole Real Estate Income Strategy (Daily NAV), Inc. on each business day for the month of January:

Date	NAV Per Share	Date	NAV Per Share
January 3, 2012	$14.99	January 18, 2012	$14.99
January 4, 2012	$14.99	January 19, 2012	$14.99
January 5, 2012	$14.99	January 20, 2012	$14.99
January 6, 2012	$14.99	January 23, 2012	$14.99
January 9, 2012	$14.99	January 24, 2012	$14.99
January 10, 2012	$14.99	January 25, 2012	$14.99
January 11, 2012	$14.99	January 26, 2012	$14.99
January 12, 2012	$14.99	January 27, 2012	$14.99
January 13, 2012	$14.99	January 30, 2012	$14.99
January 17, 2012	$14.99	January 31, 2012	$14.99

This NAV per share is the price at which we would have sold our shares pursuant to purchase orders, and redeemed shares pursuant to redemption requests, on the business day specified.  Purchases and redemptions will be made in accordance with our policies as set forth in the registration statement and prospectus to which this prospectus supplement relates. Our NAV per share is posted daily on our website at https://www.colecapital.com/cole-income-nav-strategy/reit-overview.

Please refer to “Valuation Policies” in the current prospectus as supplemented, for important information about how NAV is determined.  Our NAV per share, which is updated daily, along with our registration statement, prospectus, and prospectus supplements are available on our website at https://www.colecapital.com/cole-income-nav-strategy/reit-overview.

Neither the United States Securities and Exchange Commission nor any state securities commission has determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 1, 2012.